Exhibit 10.3

STATE OF NORTH CAROLINA

COUNTY OF COLUMBUS

EMPLOYMENT AGREEMENT

THIS AGREEMENT entered into as of October 30, 2007 by and between WACCAMAW BANKSHARES, INC. (hereinafter referred to as the “Company”), WACCAMAW BANK (hereinafter referred to as the “Bank”) and James G. Graham (hereinafter referred to as “Officer”).

WITNESSETH:

WHEREAS, the expertise and experience of Officer and his relationships and reputation in the financial institutions industry are extremely valuable to the Bank and to its sole shareholder, the Company; and

WHEREAS, it is in the best interests of the Company and its shareholders to maintain an experienced and sound management team to manage the Company and the Bank (the “Company” and the “Bank” sometimes referred to herein collectively as the “Employer”) and to further the Company’s overall strategies to protect and enhance the value of its shareholders’ investments; and

WHEREAS, the Employer and Officer desire to enter into this Agreement to establish the scope, terms and conditions of Officer’s employment by the Employer; and

WHEREAS, the Employer and Officer desire to enter into this Agreement also to provide Officer with security in the event of a change in control in the Company and to ensure the continued loyalty of Officer during any such change in control in order to maximize shareholder value as well as the continued safe and sound operation of the Company and the Bank.

NOW, THEREFORE, for and in consideration of the premises and mutual promises, covenants and conditions hereinafter set forth, and other good and valuable consideration, the receipt and sufficiency of which hereby are acknowledged, the Company, the Bank and Officer hereby agree as follows:

1. Employment. The Employer hereby agrees to employ Officer, and Officer hereby agrees to serve as an officer of the Company and as an officer of the Bank, all upon the terms and conditions stated herein. As an officer of the Company and the Bank, Officer will (i) serve as President and Chief Executive Officer of the Company and the Bank; and (ii) have such other duties and responsibilities, and render to the Employer such other management services, as are customary for persons in Officer’s position with the Employer or as shall otherwise be reasonably assigned to him from time to time by the Employer. Officer shall faithfully and diligently discharge his duties and responsibilities under this Agreement and shall use his best efforts to implement the policies established by the Employer. Officer hereby agrees to devote such number of hours of his working time and endeavors to the employment granted hereunder as Officer and the Employer shall deem to be necessary to discharge his duties hereunder, and, for so long as employment hereunder shall exist, Officer shall not engage in any other occupation which requires a significant amount of Officer’s personal attention during Employer’s regular business hours or which otherwise interferes with Officer’s attention to or performance of his duties and responsibilities as an officer of the Company or the Bank hereunder except with the prior written consent of the Company or the Bank. However, nothing herein contained shall restrict or prevent Officer from personally, and for Officer’s own account, trading in stocks, bonds, securities, real estate or other forms of investment for Officer’s own benefit so long as said activities do not interfere with Officer’s attention to or performance of his duties and responsibilities as an officer of the Company and the Bank.

During the term of this Agreement, Officer shall be allowed, in his sole discretion, to maintain his primary work location in Whiteville, North Carolina. Notwithstanding the foregoing, upon the mutual, prior written consent of the Company, Bank and Officer, Officer’s primary work location may be moved to a location outside of Whiteville, North Carolina.

2. Compensation. For all services rendered by Officer to the Employer under this Agreement, the Employer shall pay Officer a minimum base salary at a rate of Two Hundred Fifty Thousand and 00/100 Dollars ($250,000) per annum. Salary paid under this Agreement shall be payable in cash not less frequently than monthly. All compensation hereunder shall be subject to customary withholding taxes and such other employment taxes as are required by law. In the event of a Change in Control (as defined in Paragraph 8), Officer’s base salary shall be increased not less than six percent (6%) annually during the term of this Agreement.

In addition to the foregoing, Officer shall be entitled to receive cash bonuses and stock option or other equity awards at such times and in such amounts as may be determined by the Board of Directors of the Company or its Compensation Committee.

3. Participation in Retirement and Employee Benefit Plans; Fringe Benefits. Subject to the terms and conditions of this Agreement, Officer shall be entitled to participate in any and all employee benefit programs and compensation plans from time to time maintained by Employer and available to all employees including incentive and other stock options and grants, all in accordance with the terms and conditions (including eligibility requirements) of such programs and plans of Employer as applicable, resolutions of the Company’s or the Bank’s Boards of Directors establishing such programs and plans, and Employer’s normal practices and established policies regarding such programs and plans.

In addition to the other compensation and benefits described in this Agreement, Employer shall:

(i) Provide Officer with four (4) weeks of paid vacation leave notwithstanding the policy for all other employees and such sick leave as shall be established under uniform policies for employees.

(ii) Pay the expenses of the Officer for membership and dues in one (1) country club to be mutually agreed upon by Officer and Bank, provided that Officer shall be responsible for all personal expenses for use of such club.

(iii) Pay the expenses of the Officer for membership in such civic clubs as Officer may determine.

(iv) Provide Officer with a car allowance in the amount of Six Hundred Fifty and 00/100 Dollars ($650) per month. Officer shall be responsible for taxes, insurance and maintenance and fuel expenses incurred with regard to the automobile.

(v) Reimburse Officer for all out-of-pocket business expenses which are reasonable and necessary, including travel, which the Officer may incur in connection with the Officer’s services on behalf of the Employer.

(vi) Pay the monthly premium for medical insurance for Officer and his immediate family and, if and when offered to employees of the Company, dental and eyecare insurance for Officer and his immediate family.

(vii) Allow Officer, and Officer shall be entitled, to participate in any plan relating to deferred compensation, stock options, stock purchases, pension, thrift, profit sharing, medical coverage, disability insurance, group life insurance, education or other retirement or employee benefits that the Employer has adopted, or may, from time to time adopt, for the benefit of its executive officers or for employees generally, subject to eligibility rules of such plans. Officer shall also be entitled to participate in any other fringe benefits which are now, or may be or become, applicable to the Employer’s executive officers, including the payment of reasonable expenses for attending annual and periodic meetings of trade associations, and any other benefits which are commensurate with the duties and responsibilities to be performed by Officer under this Agreement.

4. Term. Unless sooner terminated as provided in this Agreement and subject to the right of either Officer or the Employer to terminate Officer’s employment at any time as provided herein, the term of this Agreement and Officer’s employment hereunder shall be for a period commencing on the date first written above and continuing for a period of three (3) years. On each anniversary of this Agreement, the term shall automatically be extended for an additional one-year period unless written notice from the Company or the Officer is given ninety (90) days prior to such date notifying Officer or the Company, as the case may be, that this Agreement shall not be further extended (the initial term and any extension thereof, the “Term”). Notwithstanding the foregoing and any other provision in this Agreement to the contrary, this Agreement shall cease and be of no further effect on the date on which Officer attains age 65.

5. Confidentiality; Noncompetition. Officer hereby acknowledges and agrees that (i) in the course of his service as an officer of the Company and the Bank, he has gained and will continue to gain substantial knowledge of and familiarity with the Bank’s customers and its dealings with them, and other information concerning the business of the Company and the Bank, all of which constitutes valuable assets and privileged information that is particularly sensitive due to the fiduciary responsibilities inherent in the banking business; and, (ii) in order to protect the Employer’s interest in and to assure it the benefit of its business, it is reasonable and necessary to place certain restrictions on Officer’s ability to compete against the Company and the Bank and on his disclosure of information about the Company’s and the Bank’s business and customers. For that purpose, and in consideration of the agreements of the Company and the Bank contained herein, Officer covenants and agrees as provided below.

(a) Covenant Not to Compete. Officer will not “Compete” (as defined below), directly or indirectly, with the Company or the Bank within the North Carolina counties of Bladen, Columbus, New Hanover or Brunswick or within the South Carolina Counties of Horry and Lancaster or within a twenty-five (25) mile radius of any full service office of the Bank (the “Relevant Market”) as follows:

(i) if this Agreement is terminated by the Employer without “cause” (as defined in paragraph 6(d) hereof) Officer shall not “Compete” with the Company or the Bank within the Relevant Market for the period of time Officer is receiving compensation pursuant to the terms of this Agreement; or

(ii) if this Agreement is terminated by Officer for any reason, Officer shall not “Compete” with the Company or the Bank within the Relevant Market for a period of twelve (12) months from the date of termination of this Agreement by Officer.

Notwithstanding the foregoing, Officer’s covenant not to Compete as set forth in this Paragraph 5(a) shall be null and void upon a “Change in Control” (as defined in Paragraph 8 hereof) that occurs while Officer is employed with the Company or Bank.

For the purposes of this Paragraph 5, the following terms shall have the meanings set forth below:

Compete. The term “Compete” means: (i) soliciting or securing deposits from any Person residing in the Relevant Market for any Financial Institution; (ii) soliciting any Person residing in the Relevant Market to become a borrower from any Financial Institution, with which such Person has no prior relationship, or assisting (other than through the performance of ministerial or clerical duties) any Financial Institution with which such Person has no prior relationship in making loans to any such Person; (iii) inducing or attempting to induce any Person who was a Customer of the Bank on the date of termination of Officer’s employment with the Employer, to change such Customer’s depository, loan and/or other banking relationship from the Bank to another Financial Institution with which Customer has no prior relationship; (iv) acting as a consultant, officer, director, independent contractor, incorporator, organizer or employee of any Financial Institution, or proposed Financial Institution in organization, that has its main or principal office or proposed office in the Relevant Market, or, in acting in any such capacity with any other Financial Institution, to maintain an office or be employed at or assigned to or to have any direct involvement in the management, business or operation of any office of such Financial Institution located in the Relevant Market; or (v) communicating to any Financial Institution the names or addresses or any financial information concerning any Person who was a Customer of the Bank at the date of Officer’s termination of this Agreement.

Customer. The term “Customer” means any Person with whom, as of the effective date of termination of this Agreement or during Officer’s employment with the Employer, the Bank or the Company has or has had a depository, loan and/or other banking relationship.

Financial Institution. The term “Financial Institution” means any federal or state chartered bank, savings bank, savings and loan association or credit union, any subsidiary thereof, or any holding company for or corporation that owns or controls any such entity, or any other Person engaged in the business of making loans of any type or receiving deposits, other than the Bank or its affiliates.

Person. The term “Person” means any natural person or any corporation, partnership, proprietorship, joint venture, limited liability company, trust, estate, governmental agency or instrumentality, fiduciary, unincorporated association or other entity.

(b) Confidentiality Covenant. Officer covenants and agrees that any and all data, figures, projections, estimates, lists, files, records, documents, manuals or other such materials or information (financial or otherwise) relating to the Bank and its banking business, regulatory examinations, financial results and condition, lending and deposit operations, customers (including lists of the Bank’s customers and information regarding their accounts and business dealings with the Bank), policies and procedures, computer systems and software, shareholders and employees (herein referred to as “Confidential Information”) are proprietary to the Bank and are valuable, special and unique assets of the Bank’s business to which Officer will have access during his employment with the Company and the Bank. Officer agrees that (i) all such Confidential Information shall be considered and kept as the confidential, private and privileged records and information of the Company and the Bank, and (ii) at all times during the term of his employment with the Company and the Bank and following the termination of this Agreement or his employment for any reason, and except as shall be required in the course of the performance by Officer of his duties on behalf of the Bank or otherwise pursuant to the direct, written authorization of the Company or the Bank, Officer will not: divulge any such Confidential Information to any other Person or Financial Institution; remove any such Confidential Information in written or other recorded form from the Bank’s premises; or make any use of any Confidential Information for his own purposes or for the benefit of any Person or Financial Institution other than the Bank. However, following the termination of Officer’s employment, this subparagraph (b) shall not apply to any Confidential Information which then is in the public domain (provided that Officer was not responsible, directly or indirectly, for permitting such Confidential Information to enter the public domain without the Bank’s or the Company’s consent), or which is obtained by Officer from a third party which or who is not obligated under an agreement of confidentiality with respect to such information.

(c) Remedies for Breach. Officer understands and agrees that a breach or violation by him of the covenants contained in Paragraph 5(a) and 5(b) of this Agreement will be deemed a material breach of this Agreement and will cause irreparable injury to the Company and the Bank, and that it would be difficult to ascertain the amount of monetary damages that would result from any such violation. In the event of Officer’s actual or threatened breach or violation of the covenants contained in Paragraph 5(a) or 5(b), the Company and/or the Bank shall be entitled to bring a civil action seeking an injunction restraining Officer from violating or continuing to violate those covenants or from any threatened violation thereof, or for any other legal or equitable relief relating to the breach or violation of such covenant. Officer agrees that, if the Company or the Bank institutes any action or proceeding against Officer seeking to enforce any of such covenants or to recover other relief relating to an actual or threatened breach or violation of any of such covenants, Officer shall be deemed to have waived the claim or defense that the Company or the Bank has an adequate remedy at law and shall not urge in any such action or proceeding the claim or defense that such a remedy at law exists. However, the exercise by the Company or the Bank of any such right, remedy, power or privilege shall not preclude the Company or the Bank or their successors or assigns from pursuing any other remedy or exercising any other right, power or privilege available to it for any such breach or violation, whether at law or in equity, including the recovery of damages, all of which shall be cumulative and in addition to all other rights, remedies, powers or privileges of the Company and the Bank.

Notwithstanding anything contained herein to the contrary, Officer agrees that the provisions of Paragraph 5(a) and 5(b) above and the remedies provided in this Paragraph 5(c) for a breach by Officer shall be in addition to, and shall not be deemed to supersede or to otherwise restrict, limit or impair the rights of the Company or the Bank under the Trade Secrets Protection Act contained in Article 24, Chapter 66 of the North Carolina General Statutes, or any other state or federal law or regulation dealing with or providing a remedy for the wrongful disclosure, misuse or misappropriation of trade secrets or other proprietary or confidential information.

(d) Survival of Covenants. Officer’s covenants and agreements and the rights and remedies of the Company and the Bank provided for in this Paragraph 5 shall survive any termination of this Agreement or Officer’s employment with the Employer.

6. Termination and Termination Pay.

(a) Officer’s employment under this Agreement may be terminated at any time by Officer upon ninety (90) days written notice to the Employer. Upon such termination, Officer shall be entitled to receive compensation through the effective date of such termination; provided, however, that the Employer, in its sole discretion, may elect for Officer not to serve out part or all of said notice period.

(b) Officer’s employment under this Agreement shall be terminated upon the death of Officer during the term of this Agreement. Upon any such termination, Officer’s estate shall be entitled to receive any compensation due to Officer computed through the last day of the calendar month in which his death shall have occurred but which remains unpaid.

(c) In the event Officer becomes disabled during the term of his employment hereunder and it is determined by the Employer that Officer is permanently unable to perform his duties under this Agreement, the Employer (i) shall continue to compensate

Officer at the minimum base salary level described in Paragraph 2 above then in effect as increased from time to time for the twelve months following the termination of Officer’s employment pursuant to this Paragraph 6(c), and (ii) shall continue to provide Officer each of the other benefits set forth or described in this Agreement including, without limitation, a pro rata portion of the bonus accrued for Officer as of the date Officer’s employment is terminated pursuant to this Paragraph 6(c) in such calendar year of termination hereunder (collectively, the “Disability Benefits”). The Disability Benefits shall be reduced by any other payments provided under any disability income plan of the Employer which is applicable to Officer. In the event of any disagreement between Officer and the Employer as to whether Officer is physically or mentally incapacitated such as will result in the termination of Officer’s employment pursuant to this Paragraph 6(c), the question of such incapacity shall be submitted to an impartial and reputable physician for determination, selected by mutual agreement of Officer and the Employer or, failing such agreement, by two (2) physicians (one (1) of whom shall be selected by the Employer and the other by Officer), and such determination of the question of such incapacity by such physician or physicians shall be final and binding on Officer and the Employer. The Employer shall pay the reasonable fees and expenses of such physician or physicians in making any determination required under this Paragraph 6(c).

(d) The Employer may terminate Officer’s employment at any time for any reason with or without “Cause” (as defined below), but any termination by the Employer other than termination for “Cause,” (as defined below) shall not prejudice Officer’s right to compensation or other benefits under this Agreement for a period of time equal to the balance of the term of this Agreement. Following any termination of Officer’s employment for “Cause,” Officer shall have no further rights under this Agreement (including any right to receive compensation or other benefits for any period after such termination).

For purposes of this Paragraph 6(d), the Employer shall have “Cause” to terminate Officer’s employment upon:

(i) A determination by the Employer, in good faith, that Officer (A) has breached in any material respect any of the terms or conditions of this Agreement, or (B) is engaging or has engaged in willful misconduct or conduct which is detrimental to the business prospects of the Company or to the Bank or which has had or likely will have a material adverse effect on the business or reputation of the Company or the Bank. Prior to any termination of Officer’s employment for a breach, failure to perform or conduct described in this subparagraph (i), the Employer shall give Officer written notice which describes such breach, failure to perform or conduct and if during a period of five (5) business days following such notice Officer cures or corrects the same to the reasonable satisfaction of the Employer, then this Agreement shall remain in full force and effect. However, notwithstanding the above, if the Employer has given written notice to Officer on a previous occasion of the same or a substantially similar breach, failure to perform or conduct, or of a breach, failure to perform or conduct which the Employer determines in good faith to be of substantially similar import, or if the Employer determines in good faith that the then current breach, failure to perform or conduct is not reasonably curable, then termination under this subparagraph (i) shall be effective immediately and Officer shall have no right to cure such breach, failure to perform or conduct.

(ii) The violation by Officer of any applicable federal or state law, or any applicable rule, regulation, order or statement of policy promulgated by any governmental agency or authority having jurisdiction over the Company or the Bank or any of their affiliates or subsidiaries (a “Regulatory Authority”, including without limitation the Federal Deposit Insurance Corporation, the North Carolina Commissioner of Banks, the Board of Governors of the Federal Reserve or any other banking regulator having legal jurisdiction over the Company or the Banks), which results from Officer’s gross negligence, willful misconduct or intentional disregard of such law, rule, regulation, order or policy statement and results in any substantial damage, monetary or otherwise, to the Company or any of its affiliates or subsidiaries or to the reputation of the Company or the Bank;

(iii) The commission in the course of Officer’s employment with the Employer of an act of fraud, embezzlement, theft or proven personal dishonesty (whether or not resulting in criminal prosecution or conviction);

(iv) The conviction of Officer of any felony or misdemeanor involving dishonesty or breach of trust, or the occurrence of any event described in Section 19 of the Federal Deposit Insurance Act or any other event or circumstance which disqualifies Officer from serving as an employee or officer of, or a party affiliated with, the Company or the Bank or any of their affiliates or subsidiaries;

(v) Officer becomes unacceptable to, or is removed, suspended or prohibited from participating in the conduct of the affairs of the Company or the Bank (or if proceedings for that purpose are commenced) by any Regulatory Authority; and,

(vi) The occurrence of any event believed by the Company, in good faith, to have resulted in Officer being excluded from coverage, or having coverage limited as to Officer as compared to other covered officers or employees, under the Employer’s then current “blanket bond” or other fidelity bond or insurance policy covering its directors, officers or employees.

7. Additional Regulatory Requirements. Notwithstanding anything contained in this Agreement to the contrary, it is understood and agreed that the Employer (or its successors in interest) shall not be required to make any payment or take any action under this Agreement if (a) the Employer is declared by any Regulatory Authority to be insolvent, in default or operating in an unsafe or unsound manner, or if (b) in the opinion of counsel to the Employer such payment or action (i) would be prohibited by or would violate any provision of state or federal law applicable to the Employer, including without limitation the Federal Deposit Insurance Act and Chapter 53 of the North Carolina General Statutes as now in effect or hereafter amended, (ii) would be prohibited by or would violate any applicable rules, regulations, orders or statements of policy, whether now existing or hereafter promulgated, of any Regulatory Authority, or (iii) otherwise would be prohibited by any Regulatory Authority.

8. Change in Control

(a) In the event of a “Change in Control” (as defined in Subparagraph (c) below), of the Company, Officer shall be entitled to the “Change in Control Benefit” (as defined in Subparagraph (b) below). Any such Change in Control (and the Company’s obligation to pay the Change in Control Benefit) shall be deemed to have occurred only upon delivery to the Company or any successor thereto by Officer, of written notice which describes the Change in Control. If Officer does not so notify the Company within two (2) months of its occurrence, Officer shall thereafter have no further rights hereunder with respect to that Change in Control, but shall retain rights, if any, hereunder with respect to any other Change in Control.

(b) The Change in Control Benefit shall be an amount equal to two hundred ninety-nine percent (299%) of Officer’s “base amount” as defined in Section 28OG(b)(3)(A) of the Internal Revenue Code of 1986, as amended (the “Code”).

(c) For the purposes of this Agreement, the term “Change in Control” shall mean any of the following events:

(i) After the effective date of this Agreement, any “person” (as such term is defined in Section 7 (j) (8) (A) of the Change in Bank Control Act of 1978), directly or indirectly, acquires beneficial ownership of voting stock, or acquires irrevocable proxies or any combination of voting stock and irrevocable proxies, representing twenty-five percent (25%) or more of any class of voting securities of the Company, or acquires control of in any manner the election of a majority of the directors of the Company;

(ii) The Company consolidates or merges with or into another corporation, association, or entity, or is otherwise reorganized, where the Company is not the surviving corporation in such transaction;

(iii) All or substantially all of the assets of the Company are sold or otherwise transferred to or are acquired by any other corporation, association, or other person, entity, or group; or

(iv) During any period of two (2) consecutive years, individuals who constitute the Company’s board of directors at the beginning of the two-year period cease for any reason to constitute at least a majority thereof; provided, however, that - for purposes of this clause (iv) - each director who is first appointed by the board (or first nominated by the board for election by the shareholders of the Company) by a vote of at least two-thirds (2/3) of the directors who were directors at the beginning of the period shall be deemed to have been a director at the beginning of the two-year period.

Notwithstanding the other provisions of this Paragraph 8, a transaction or event shall not be considered a Change in Control if, prior to the consummation or occurrence of such transaction or event, Officer and the Company agree in writing that the same shall not be treated as a Change in Control for purposes of this Agreement.

(d) If Officer receives the lump sum payment under Paragraph 8(b) of this Agreement and acceleration of benefits under any other benefit, compensation, or incentive plan or arrangement with Employer (collectively, the “Total Benefits”), and if any part of the Total Benefits is subject to the Excise Tax under section 280G and section 4999 of the Internal Revenue Code (the “Excise Tax”), Employer shall pay to the Officer the following additional amounts, consisting of (1) a payment equal to the Excise Tax payable by the Officer under section 4999 on the Total Benefits (the “Excise Tax Payment”) and (2) a payment equal to the amount necessary to provide the Excise Tax Payment net of all income, payroll, and excise taxes. Together, the additional amounts described in clauses (1) and (2) are referred to in this Agreement as the “Gross-Up Payment Amount.” Payment of the Gross-Up Payment Amount shall be made in addition to the amount set forth in Paragraph 8(b).

For purposes of determining whether any of the Total Benefits will be subject to the Excise Tax and for purposes of determining the amount of the Excise Tax:

(i) Determination of “Parachute Payments” Subject to the Excise Tax. Any other payments or benefits received or to be received by Officer in connection with a Change in Control or Officer’s termination of employment (whether under the terms of this Employment Agreement or any other agreement or any other benefit plan or arrangement with Employer, any person whose actions result in a Change in Control, or any person affiliated with Employer or such person) shall be treated as “parachute payments” within the meaning of Section 280G(b)(2) of the Code, and all “excess parachute payments” within the meaning of Section 280G(b)(1) of the Code shall be treated as subject to the Excise Tax, unless in the opinion of the certified public accounting firm that is retained by Employer as of the date immediately before the Change in Control (the “Accounting Firm”) such other payments or benefits do not constitute (in whole or in part) parachute payments, or such excess parachute payments represent (in whole or in part) reasonable compensation for services actually rendered within the meaning of Section 280G(b)(4) of the Code in excess (as defined in section 280G(b)(3) of the Code), or are otherwise not subject to the Excise Tax.

(ii) Calculation of Benefits Subject to Excise Tax. The amount of the Total Benefits that shall be treated as subject to the Excise Tax shall be equal to the lesser of (a) the total amount of the Total Benefits reduced by the amount of such Total Benefits that in the opinion of the Accounting Firm are not parachute payments, or (b) the amount of excess parachute payments within the meaning of Section 280G(b)(1) of the Code (after applying clause (i), above).

(iii) Value of Noncash Benefits and Deferred Payments. The value of any noncash benefits or any deferred payment or benefit shall be determined by the Accounting Firm in accordance with the principles of Sections 280G(d)(3) and (4) of the Code.

Assumed Marginal Income Tax Rate. For purposes of determining the Gross-Up Payment Amount, Officer shall be deemed to pay federal income taxes at the highest marginal rate of federal income taxation in the calendar years in which the Gross-Up Payment Amount is to be made and state and local income taxes at the highest marginal rate of taxation in the state and locality of Officer’s residence on the date of termination of employment, net of the reduction in federal income taxes that can be obtained from deduction of such state and local taxes (calculated by assuming that any reduction under Section 68 of the Code in the amount of itemized deductions allowable to Officer applies first to reduce the amount of such state and local income taxes that would otherwise be deductible by Officer, and applicable federal FICA and Medicare withholding taxes).

Return of Reduced Excise Tax Payment or Payment of Additional Excise Tax. If the Excise Tax is later determined to be less than the amount taken into account hereunder when Officer’s employment is terminated, Officer shall repay to Employer when the amount of the reduction in Excise Tax is finally determined the portion of the Gross-Up Payment Amount attributable to the reduction (plus that portion of the Gross-Up Payment Amount attributable to the Excise Tax, federal, state and local income taxes and FICA and Medicare withholding taxes imposed on the Gross-Up Payment Amount being repaid by the Officer to the extent that the repayment results in a reduction in Excise Tax, FICA and Medicare withholding taxes and/or a federal, state or local income tax deduction).

If the Excise Tax is later determined to be more than the amount taken into account hereunder when the Officer’s employment terminated (due, for example, to a payment whose existence or amount cannot be determined at the time of the Gross-Up Payment Amount), Employer shall make an additional payment to Officer for that excess (plus any interest, penalties or additions payable by Officer for the excess) when the amount of the excess is finally determined.

(e) Responsibilities of the Accounting Firm and Employer.

Determinations Shall Be Made by the Accounting Firm. Subject to the provisions of Section 8(d), all determinations required to be made under this Section 8(e) including whether and when a Gross-Up Payment Amount is required, the amount of the Gross-Up Payment Amount and the assumptions to be used to arrive at the determination (collectively, the “Determination”) shall be made by the Accounting Firm, which shall provide detailed supporting calculations both to the Employer and Officer within 15 business days after receipt of notice from Employer or Officer that there has been a Gross-Up Payment Amount, or such earlier time as is requested by Employer.

Fees and Expenses of the Accounting Firm and Agreement with the Accounting Firm. All fees and expenses of the Accounting Firm shall be borne solely by Employer. Employer shall enter into any reasonable agreement requested by the Accounting Firm in connection with the performance of its services hereunder.

Accounting Firm’s Opinion. If the Accounting Firm determines that no Excise Tax is payable by Officer, the Accounting Firm shall furnish Officer with a written opinion to that effect, and to the effect that failure to report Excise Tax, if any, on Officer’s applicable federal income tax return will not result in the imposition of a negligence or similar penalty.

Accounting Firm’s Determination Is Binding; Underpayment and Overpayment. The Determination by the Accounting Firm shall be binding on Employer and the Officer. Because of the uncertainty in determining whether any of the Total Benefits will be subject to the Excise Tax at the time of the Determination, it is possible that a Gross-Up Payment Amount that should have been made will not have been made by Employer (an “Underpayment”), or that a Gross-Up Payment Amount will be made that should not have been made by Employer (an “Overpayment”). If, after a Determination by the Accounting Firm, Officer is required to make a payment of additional Excise Tax, the Accounting Firm shall determine the amount of the Underpayment that has occurred. The Underpayment (together with interest at the rate provided in Section 1274(d)(2)(B) of the Code) shall be paid promptly by Employer to or for the benefit of Officer. If the Gross-Up Payment Amount exceeds the amount necessary to reimburse Officer for his Excise Tax according to Section 8(d), the Accounting Firm shall determine the amount of the Overpayment that has been made. The Overpayment (together with interest at the rate provided in Section 1274(d)(2)(B) of the Code) shall be paid promptly by Officer to or for the benefit of Employer. Provided that his expenses are reimbursed by Employer, Officer shall cooperate with any reasonable requests by Employer in any contests or disputes with the Internal Revenue Service relating to the Excise Tax.

Accounting Firm Conflict of Interest. If the Accounting Firm is serving as accountant or auditor for the individual, entity, or group effecting the Change in Control, Officer may appoint another regionally recognized public accounting firm to make the Determinations required hereunder (in which case the term “Accounting Firm” as used in this Agreement shall be deemed to refer to the accounting firm appointed by Officer under this paragraph).

(f) Officer shall be entitled to the payments called for by this Paragraph 8 within forty-five (45) days of receipt of the written notice from Officer . The entire amount of the payments called for by this Paragraph 8 shall be paid to the Officer in a single lump sum. Company and Officer intend that their exercise of authority or discretion under this Agreement shall comply with Section 409A of the Code. In that regard, if any provision of this Agreement is ambiguous as to its satisfaction of the requirements of Section 409A, such provision shall nevertheless be applied in a manner consistent with those requirements. Company shall maintain to the maximum extent practicable the original intent of the applicable provision without subjecting the Employee to additional tax or interest, and Company shall not be required to incur additional compensation expense as a result of the reformed provision. References in this Agreement to Section 409A of the Code include rules, regulations and guidance of general application issued by the Department of Treasury under Section 409A of the Code.

(g) In the event any dispute shall arise between Officer and the Company as to the terms or interpretation of this Agreement, including this Paragraph 8, whether instituted by formal legal proceedings or otherwise, including any action taken by Officer to enforce the terms of this Paragraph 8 or in defending against any action taken by the Company, the Company shall reimburse Officer for all costs and expenses, proceedings or actions in an aggregate amount not to exceed $500,000.

9. Successors and Assigns.

(a) This Agreement shall inure to the benefit of and be binding upon any corporate or other successor of the Company or the Bank which shall acquire, directly or indirectly, by conversion, merger, share exchange, purchase or otherwise, all or substantially all of the assets of the Company or the Bank, as applicable.

(b) The Employer is contracting for the unique and personal skills of Officer. Therefore, Officer shall be precluded from assigning or delegating his rights or duties hereunder without first obtaining the written consent of the Company.

10. Modification; Waiver; Amendments. No provision of this Agreement may be modified, waived or discharged unless such waiver, modification or discharge is agreed to in writing and signed by the parties hereto. No waiver by any party hereto, at any time, of any breach by the other party hereto of, or compliance with, any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time. No amendments or additions to this Agreement shall be binding unless in writing and signed by all parties, except as herein otherwise provided.

11. Applicable Law. This Agreement shall be governed in all respects whether as to validity, construction, capacity, performance or otherwise, by the laws of the State of North Carolina, except to the extent that federal law shall be deemed to apply.

12. Severability. The provisions of this Agreement shall be deemed severable and the invalidity or unenforceability of any provision shall not affect the validity or enforceability of the other provisions hereof.

13. Entire Agreement. This Agreement contains the entire agreement of the parties with respect to the transactions described herein and supersedes any and all other oral or written agreements heretofore made, and there are no representations or inducements by or to, or any agreements between, any of the parties hereto other than those contained herein in writing.

[signature page follows]

This Agreement has been executed in duplicate with one original being retained by Waccamaw Bankshares, Inc. and Waccamaw Bank and one original retained by James G. Graham.

IN WITNESS WHEREOF, the parties have executed this Agreement under seal and in such form as to be binding as of the day and year first hereinabove written.

WACCAMAW BANKSHARES, INC.

By:	/s/ Alan W. Thompson
Alan W. Thompson
Chairman of the Board

ATTEST

/s/ James E. Hill, Jr.
Secretary
Waccamaw Bankshares, Inc.

WACCAMAW BANK

By:	/s/ Alan W. Thompson
Alan W. Thompson
Chairman of the Board

ATTEST

/s/ James E. Hill, Jr.
Secretary
Waccamaw Bank

OFFICER

/s/ James G. Graham
James G. Graham

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